NEWS RELEASE

OLD REPUBLIC REPORTS RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2026

CHICAGO – October 22, 2026 – Old Republic International Corporation (NYSE: ORI) – today reported the following results for the third quarter 2026:

•Net income of $243.2 million, compared to $279.5 million last year.
•Net operating income1 of $181.4 million, compared to $196.7 million last year.
•Net operating income per diluted share of $0.73, compared to $0.78 last year.
•Consolidated net premiums and fees earned of nearly $2.3 billion, compared to nearly $2.1 billion last year.
•Net investment income of $185.4 million, compared to $182.6 million last year.
•Consolidated combined ratio of 96.1%, compared to 95.3% last year.
•Favorable loss reserve development of 1.1 points, compared to 2.5 points last year.
•Book value per share of $24.65, inclusive of dividends declared up 5.7% since year-end 2025.
•Annualized operating return on equity of 12.1%.
•Total capital returned to shareholders of $190.2 million, including $113.8 million in share repurchases.

Dollar amounts (other than per share amounts) are presented in millions, except as otherwise indicated.

OVERALL RESULTS ATTRIBUTABLE TO SHAREHOLDERS

	Quarters Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Net income	$243.2	$279.5		$895.6	$729.0
Net realized investment gains (losses)	(63.2)	82.7		232.5	121.3
Bargain purchase gain	124.9	—		124.9	—
Net operating income	$181.4	$196.7	(7.8)%	$538.1	$607.7	(11.5)%

Combined ratio	96.1%	95.3%		96.0%	94.2%

PER DILUTED SHARE ATTRIBUTABLE TO SHAREHOLDERS

	Quarters Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Net income	$0.99	$1.11		$3.62	$2.91
Net realized investment gains (losses)	(0.25)	0.33		0.95	0.49
Bargain purchase gain	0.51	—		0.50	—
Net operating income	$0.73	$0.78	(6.0)%	$2.17	$2.42	(10.3)%

SHAREHOLDERS' EQUITY (BOOK VALUE)

		Sep. 30,	Dec. 31,
		2026	2025	% Change
Total		$5,875.3	$5,914.0	(0.7)%
Per common share		$24.65	$24.21	1.8%

1 Non-GAAP financial measure. See "Use of Non-GAAP financial measures" for additional information.

Old Republic International Corporation

Use of Non-GAAP financial measures
Old Republic's business is managed for the long run. In this context, management's key objectives are to achieve highly profitable operating results over the long term, and to ensure balance sheet strength for the Company's obligations. Although Generally Accepted Accounting Principles (GAAP) uses net income as the measure of total profitability, management uses net operating income, a non-GAAP financial measure defined as net income excluding net investment gains (losses) and bargain purchase gain, in its evaluation of periodic and long-term results.

In management's opinion, excluding these gains and losses from income provides a better way to analyze, evaluate, and establish accountability for the results of the insurance operations. The inclusion of realized investment gains (losses) in net income can mask trends in operating results because sales are often highly discretionary, and changes in the value of equity securities can cause significant period-to-period fluctuations that are unrelated to the insurance operations. Net operating income, however, does not replace GAAP net income as a measure of total profitability.

FINANCIAL HIGHLIGHTS
	Quarters Ended September 30,			Nine Months Ended September 30,
SUMMARY INCOME STATEMENTS:	2026	2025	% Change	2026	2025	% Change
Revenues:
Net premiums and fees earned	$2,269.3	$2,086.2	8.8%	$6,339.4	$5,922.0	7.0%
Net investment income	185.4	182.6	1.5	545.5	524.9	3.9
Other income	50.6	50.7	(0.2)	149.4	147.5	1.3
Total operating revenues	2,505.4	2,319.6	8.0	7,034.4	6,594.5	6.7
Pretax realized investment gains (losses)	(79.9)	104.7		294.3	152.4
Bargain purchase gain	124.9	—		124.9	—
Total revenues	2,550.5	2,424.3		7,453.8	6,746.9
Operating expenses:
Loss and loss adjustment expenses	943.9	856.9	10.2	2,681.0	2,465.3	8.8
Underwriting, acquisition, and other expenses	1,308.6	1,197.0	9.3	3,606.9	3,307.8	9.0
Interest and other charges	25.5	17.3	47.2	69.9	52.9	32.2
Total expenses	2,278.2	2,071.3	10.0%	6,357.8	5,826.0	9.1%
Pretax income	272.2	352.9		1,095.9	920.9
Income taxes	27.8	72.8		197.4	186.1
Total net income	244.4	280.1		898.4	734.7
Net income attributable to
noncontrolling interests	1.2	0.5		2.7	5.6
Net income attributable to shareholders	$243.2	$279.5		$895.6	$729.0

COMMON STOCK STATISTICS:
Components of net income per share:

Basic net operating income	$0.75	$0.80	(5.7)%	$2.23	$2.48	(10.1)%
Net realized investment gains (losses)	(0.26)	0.34		0.96	0.50
Bargain purchase gain	0.52	—		0.52	—
Basic net income	$1.01	$1.14		$3.71	$2.98

Diluted net operating income	$0.73	$0.78	(6.0)%	$2.17	$2.42	(10.3)%
Net realized investment gains (losses)	(0.25)	0.33		0.95	0.49
Bargain purchase gain	0.51	—		0.50	—
Diluted net income	$0.99	$1.11		$3.62	$2.91

Dividends declared on common stock	$0.315	$0.290	8.6%	$0.945	$0.870	8.6%

Old Republic International Corporation

The information presented in the following table highlights the most meaningful indicators of Old Republic's segmented and consolidated financial performance. The information underscores the performance of its operating companies, as well as the sound investment of their capital and underwriting cash flows.

Sources of Consolidated Income
	Quarters Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Net premiums and fees earned:
Specialty Insurance	$1,444.6	$1,316.8	9.7%	$4,060.3	$3,845.0	5.6%
Title Insurance	823.3	767.0	7.3	2,273.9	2,070.0	9.8
Corporate & Other	1.4	2.3	(39.4)	5.1	6.9	(25.9)
Consolidated	$2,269.3	$2,086.2	8.8%	$6,339.4	$5,922.0	7.0%

Underwriting income (loss):[1]
Specialty Insurance	$58.5	$69.2	(15.4)%	$185.1	$315.3	(41.3)%
Title Insurance	32.3	27.8	15.9	69.3	22.5	207.0
Corporate & Other	(23.4)	(14.0)	(66.6)	(53.6)	(41.4)	(29.2)
Consolidated	$67.4	$83.0	(18.8)%	$200.9	$296.4	(32.2)%

Net investment income:
Specialty Insurance	$162.3	$154.6	4.9%	$479.9	$454.6	5.6%
Title Insurance	17.9	17.6	1.7	53.7	51.7	3.9
Corporate & Other	5.2	10.3	(49.5)	11.8	18.5	(36.2)
Consolidated	$185.4	$182.6	1.5%	$545.5	$524.9	3.9%

Interest and other charges (income):
Specialty Insurance	$17.0	$16.1		$53.5	$48.3
Title Insurance	(0.1)	(0.2)		—	(0.1)
Corporate & Other[2]	8.7	1.5		16.4	4.7
Consolidated	$25.5	$17.3	47.2%	$69.9	$52.9	32.2%

Pretax operating income (loss):
Specialty Insurance	$203.9	$207.7	(1.8)%	$611.6	$721.7	(15.3)%
Title Insurance	50.4	45.7	10.1	123.1	74.4	65.5
Corporate & Other	(27.0)	(5.2)	N/M	(58.2)	(27.6)	N/M
Consolidated	227.2	248.2	(8.5)%	676.5	768.4	(12.0)%
Income taxes	44.5	50.8		135.6	155.0
Net operating income	182.6	197.3	(7.4)%	540.9	613.4	(11.8)%
Consolidated pretax realized investment
gains (losses)	(79.9)	104.7		294.3	152.4
Income taxes (credits)	(16.7)	21.9		61.8	31.1
Net realized investment gains (losses)	(63.2)	82.7		232.5	121.3
Bargain purchase gain	124.9	—		124.9	—
Total net income	244.4	280.1		898.4	734.7
Net income attributable to
noncontrolling interests	1.2	0.5		2.7	5.6
Net income attributable to shareholders	$243.2	$279.5		$895.6	$729.0

1 Includes related services.
2 Includes consolidation/elimination entries.

Old Republic International Corporation

Specialty Insurance Segment Operating Results

	Quarters Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Revenues:
Net premiums written	$1,636.3	$1,481.1	10.5%	$4,458.9	$4,114.3	8.4%
Net premiums earned	1,444.6	1,316.8	9.7	4,060.3	3,845.0	5.6
Other income	50.4	50.6	(0.3)	148.9	147.1	1.2
Expenses:
Loss and loss adjustment expenses	924.1	835.9	10.6	2,618.9	2,406.7	8.8
Underwriting, acquisition, and other expenses	512.3	462.2	10.8	1,405.2	1,270.0	10.6
Segment underwriting income	58.5	69.2	(15.4)	185.1	315.3	(41.3)
Add: Net investment income	162.3	154.6	4.9	479.9	454.6	5.6
Less: Interest and other charges	17.0	16.1	5.1	53.5	48.3	10.9
Segment pretax operating income	$203.9	$207.7	(1.8)%	$611.6	$721.7	(15.3)%

Loss ratio:
Current year	64.8%	66.9%		65.2%	65.8%
Prior years	(0.8)	(3.4)		(0.7)	(3.2)
Total	64.0	63.5		64.5	62.6
Expense ratio	32.0	31.3		30.9	29.2
Combined ratio	96.0%	94.8%		95.4%	91.8%

Combined Ratio Analysis - Excluding Auto Warranty Write-Up to Retail
Loss ratio:
Current year	66.8%	68.0%		66.5%	66.6%
Prior years	(0.8)	(3.5)		(0.7)	(3.2)
Total	66.0	64.5		65.8	63.4
Expense ratio	29.9	30.2		29.6	28.3
Combined ratio	95.9%	94.7%		95.4%	91.7%

Specialty Insurance net premiums written continues to reflect significant growth in auto warranty programs which require net premiums written to include the retail selling price of service contracts. Excluding the write-up to retail pricing, Specialty Insurance net premiums written increased 7.1% and 4.0% for the quarter and first nine months, respectively, and net premiums earned increased 8.0% and 4.9% for the same periods. Growth in net premiums earned for the quarter was driven by a combination of premium rate increases and new business production (including an increasing contribution from start-up operating companies) and the acquisition of ECM Insurance Group. Earned premium growth was most pronounced within commercial auto, accident & health, property, and auto warranty coverages, while Canadian travel accident and trucking continued to decline.

The increase in net investment income was primarily driven by a higher invested asset base.

Specialty Insurance underwriting ratios reflect the impact of the write-up to retail pricing on certain auto warranty programs. Under these programs, as the retail premiums are earned a corresponding commission expense is recognized. The combined ratio analysis above illustrates the resulting increase in the expense ratios and corresponding decrease in the loss ratios.

Excluding the auto warranty write-up to retail, Specialty Insurance loss ratios increased due to a lower level of favorable prior year loss reserve development, partially offset by an improvement in the current year loss ratios. Favorable development was recognized in property, commercial auto, and workers' compensation, partially offset by unfavorable development in general liability and financial indemnity.

The expense ratio for the third quarter 2026 includes a $20 credit loss (1.4 points) from a guaranteed asset protection account. This was offset by lower acquisition costs from changes in mix, and the impact of a third quarter 2025 true-up of ceding commissions (0.9 points). In addition, the expense ratios continue to reflect investments in start-up operating companies which are not at scale, information technology modernization, data and analytics, and artificial intelligence, including the additional personnel costs to manage all of these key initiatives. Several of the information technology modernization efforts are entering a phase in which costs are being amortized while the systems being replaced are not yet decommissioned.

Old Republic International Corporation

Specialty Insurance Segment Operating Results (continued)

Old Republic’s acquisition of ECM Insurance Group following its conversion to a stock company in a sponsored demutualization transaction closed effective July 1, 2026. Specialty Insurance recognized a gain on the acquisition of $124.9 and ECM Insurance Group's current period results were accretive to this quarter's operating earnings.

Together, these factors produced a profitable combined ratio and strong pretax operating income for the quarter and first nine months. For Specialty Insurance, combined ratios between 90% and 95% are targeted over a full underwriting cycle, recognizing that quarterly and annual ratios and trends may deviate from this range, particularly with long-tailed lines of coverage.

Old Republic International Corporation

Title Insurance Segment Operating Results

	Quarters Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Revenues:
Net premiums earned	$756.0	$699.5	8.1%	$2,074.3	$1,876.3	10.6%
Title, escrow, and other fees	67.2	67.5	(0.5)	199.5	193.6	3.0
Net premiums and fees earned	823.3	767.0	7.3	2,273.9	2,070.0	9.8
Other income	0.2	0.1	25.4	0.5	0.4	22.5
Expenses:
Loss and loss adjustment expenses	17.0	20.3	(16.3)	57.9	56.7	2.1
Underwriting, acquisition, and other expenses	774.2	719.0	7.7	2,147.1	1,991.1	7.8
Segment underwriting income	32.3	27.8	15.9	69.3	22.5	207.0
Add: Net investment income	17.9	17.6	1.7	53.7	51.7	3.9
Less: Interest and other charges (income)	(0.1)	(0.2)	31.2	—	(0.1)	55.0
Segment pretax operating income	$50.4	$45.7	10.1%	$123.1	$74.4	65.5%

Loss ratio:
Current year	3.7%	3.5%		3.7%	3.5%
Prior years	(1.6)	(0.8)		(1.2)	(0.8)
Total	2.1	2.7		2.5	2.7
Expense ratio	94.0	93.7		94.4	96.2
Combined ratio	96.1%	96.4%		96.9%	98.9%

Title Insurance net premiums and fees earned increased 7.3% for the quarter and 9.8% for the first nine months. Agency premiums, which are reported on a lag relative to direct premiums, experienced strong growth, while directly produced premiums were relatively flat as a result of the interest rate environment. Commercial premiums represented 23.6% of net premiums earned compared to 26.4% in the third quarter of last year.

Net investment income increased marginally in the quarter.

The Title Insurance loss ratios improved slightly compared to last year, primarily from a higher level of favorable prior year loss reserve development. The expense ratio for the quarter increased slightly due to commissions on a higher level of agency business, partially offset by continued expense management and scale. In addition, the expense ratio for the first nine months of 2025 included approximately $15 (0.7 points) in litigation settlement expenses; excluding this impact, the expense ratio improved 1.1 points for the first nine months.

Together, these factors produced higher pretax operating income for the quarter and first nine months. For Title Insurance, combined ratios between 90% to 95% are targeted over a full underwriting cycle, recognizing that quarterly and annual ratios and trends may deviate from this range. Although Title Insurance has been navigating a difficult real estate environment over the last few years resulting in ratios in excess of this range, Title Insurance continues to strive to come into range in the near term.

Old Republic International Corporation

Corporate & Other Operating Results

	Quarters Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Net premiums earned	$1.4	$2.3	(39.4)%	$5.1	$6.9	(25.9)%
Net investment income[1]	5.2	10.3	(49.5)	11.8	18.5	(36.2)
Operating revenues	6.5	12.5	(47.6)	16.8	25.4	(33.6)
Operating expenses	33.6	17.8	88.6%	75.0	53.1	41.4%
Corporate & Other pretax operating loss	$(27.0)	$(5.2)	N/M	$(58.2)	$(27.6)	N/M

Corporate & Other includes a small life and accident insurance business, the parent holding company, and several internal corporate services subsidiaries. Net investment income was impacted by a lower invested asset base due to the return of capital to shareholders and a higher allocation to short-term investments. Additionally, the Company's $550 Senior Notes matured in August 2026 and were repaid with proceeds from the $700 Senior Notes issued in May 2026. Operating expenses in 2026 include the increased interest costs associated with the May 2026 debt issuance and transaction costs associated with the closing of the ECM Insurance Group acquisition.

Consolidated Balance Sheets

	September 30,	December 31,
	2026	2025
Assets:
Fixed income securities (at fair value)	$12,136.2	$12,709.8
Equity securities (at fair value)	2,252.3	2,487.7
Short-term investments (at fair value which approximates cost)	2,258.5	1,613.6
Other investments	19.3	27.7
Cash	336.0	263.2
Accrued investment income	133.8	141.1
Accounts and notes receivable	3,153.1	2,782.2
Reinsurance balances and funds held	410.0	404.5
Reinsurance recoverable	8,702.8	7,740.2
Deferred policy acquisition costs	893.3	636.2
Other assets	1,175.8	1,055.9
Total assets	$31,471.7	$29,862.7

Liabilities and Equity:
Loss and loss adjustment expense reserves	$15,820.9	$14,775.7
Unearned premiums	4,815.1	3,982.5
Other policyholders' benefits and funds held	185.2	177.8
Commissions, expenses, fees, and taxes	585.5	601.8
Reinsurance balances and funds held	1,581.8	1,428.0
Federal income tax: Deferred	123.5	219.3
Debt	1,749.7	1,589.9
Other liabilities	718.8	1,158.7
Total liabilities	25,580.8	23,934.2
Total shareholders' equity	5,875.3	5,914.0
Noncontrolling interests	15.4	14.4
Total equity	5,890.8	5,928.4
Total liabilities and equity	$31,471.7	$29,862.7
1 Net of elimination entries.

Old Republic International Corporation

Investments

As of September 30, 2026, the consolidated investment portfolio reflected an allocation of approximately 86% to fixed income securities (bonds and notes) and short-term investments, and 14% to equity securities (common and preferred stocks). The investment management process remains focused on retaining quality investments that produce consistent streams of investment income, while monitoring concentration limits among the operating companies. The equity portfolio consists of high-quality common stocks of U.S. companies with long-term records of reasonable earnings growth and steadily increasing dividends.

The investment portfolio has extremely limited exposure to high risk or illiquid asset classes such as limited partnerships, derivatives, hedge funds or private equity investments. In addition, the Company does not engage in hedging or securities lending transactions, nor does it invest in securities with values predicated on non-regulated financial instruments with unfunded counterparty risk attributes.

Shareholders' Equity Per Share

Changes in shareholders' equity per share are reflected in the following table. These changes resulted mostly from net operating income, realized and unrealized investment gains (losses), and dividends to shareholders declared during the year. Both 2026 periods are also impacted by the bargain purchase gain realized by the Company as a result of its July 1, 2026 acquisition of ECM Insurance Group.

	Quarter			Year
	Ended			Ended
	Sep. 30,	Nine Months Ended Sep. 30,		Dec. 31,
	2026	2026	2025	2025
Beginning balance	$25.33	$24.21	$22.84	$22.84
Changes in shareholders' equity:
Net operating income	0.75	2.23	2.48	3.23
Net realized investment gains (losses)	(0.26)	0.96	0.50	0.59
Net unrealized investment gains (losses) on
fixed income securities	(1.29)	(1.90)	1.01	1.02
Total net realized and unrealized investment gains (losses)	(1.55)	(0.94)	1.51	1.61
Bargain purchase gain	0.52	0.52	—	—
Dividends declared	(0.315)	(0.945)	(0.870)	(3.660)
Other – net	(0.08)	(0.43)	0.23	0.19
Net change	(0.68)	0.44	3.35	1.37
Ending balance	$24.65	$24.65	$26.19	$24.21
Change for the period	(2.7)%	1.8%	14.7%	6.0%
Change for the period, inclusive of dividends declared	(1.4)%	5.7%	18.5%	22.0%

Total capital returned to shareholders during the quarter was $190.2, comprised of $76.3 in dividends and $113.8 in share repurchases. For the first nine months, total capital returned was $565.2, comprised of $229.7 in dividends and $335.4 in share repurchases.

Old Republic International Corporation

Financial Supplement

A financial supplement to this news release is available on the Company's website: www.oldrepublic.com

Conference Call Information

Old Republic has scheduled a conference call at 3:00 p.m. ET (2:00 p.m. CT) today to discuss its third quarter 2026 performance and to review major operating trends and business developments. The call can be accessed live on Old Republic's website at www.oldrepublic.com or by dialing 833-461-5787, passcode 419723846. Interested parties may also listen to a replay of the call through October 29, 2026 by dialing 833-309-1852, passcode 419723846, or by accessing it on Old Republic's website.

About Old Republic

Old Republic is a leading specialty insurer that operates diverse property & casualty and title insurance companies. Founded in 1923 and a member of the Fortune 500, Old Republic is a leader in underwriting and risk management services for business partners across the United States and Canada. Old Republic's specialized operating companies are experts in their fields, enabling them to provide tailored solutions that set them apart. For more information, please visit www.oldrepublic.com.

Forward-Looking Statements

Some of the oral or written statements made in the Company's reports, press releases, and conference calls following earnings releases, can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally include words such as "expect," "predict," "estimate," "will," "should," "anticipate," "believe," and similar expressions. Any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company's future performance.

Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Old Republic's Specialty Insurance segment results can be affected by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors; general economic considerations, including the levels of investment yields, inflation rates, and the impacts of tariffs; periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, and work-related injuries; claims development and the impact on loss reserves; adequacy and availability of reinsurance; uncertainties in underwriting and pricing risks; and unanticipated external events. Old Republic's Title Insurance segment results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, and employment trends. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, changes in mortality and health trends, and alterations in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income, the levels of investments held, and period-to-period variations in the costs of administering the Company's widespread operations. In addition, results could be particularly affected by technology and security breaches or failures, including cybersecurity incidents.

A more detailed listing and discussion of the risks and other factors which affect the Company's risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company's 2025 Form 10-K, and the various risks, uncertainties, and other factors that are included from time to time in other Securities and Exchange Commission filings.

Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

At Old Republic:	At Financial Relations Board:

Craig R. Smiddy, President and Chief Executive Officer	Analysts/Investors: Joe Calabrese/jcalabrese@mww.com